Exhibit 10.30

SURGIVISION, INC.

CARDIAC EP BUSINESS PARTICIPATION PLAN

INTRODUCTION

The SurgiVision, Inc. Cardiac EP Business Participation Plan (the “Plan”) provides a key product development advisor and consultant to the Company (as defined herein) with the opportunity to receive a payment (a “Liquidity Payout”) upon consummation of a Liquidity Event (as defined herein) in accordance with the terms and conditions set forth herein.

1.	DEFINITIONS

Whenever used herein, the following words and phrases shall have the meanings set forth below:

“AAA” shall have the meaning as set forth in Section 6.5 herein.

“Affiliate” of a Person shall mean any other Person that controls, is controlled by, or is under common control with, such Person.

“Award Agreement” shall mean that certain letter agreement entered into between the Company and Participant pursuant to the Plan, as described in Section 3.1 below, as the same may be amended or modified.

“Board” shall mean the board of directors of the Company.

“Cardiac EP Business Unit” shall mean and include that segment of the Company’s business operations relating to catheter-based MRI-guided cardiac EP to treat cardiac arrhythmias. For the avoidance of doubt, (a) the Cardiac EP Business Unit includes the Company’s operations relating to the ClearTrace Cardiac Intervention System for MRI-guided cardiac EP to treat cardiac arrhythmias; and (b) the Cardiac EP Business Unit does not include the Company’s operations relating to the ClearPoint Neuro Intervention System, the SafeLead Development Program or any other Company products or product candidates.

“Company” shall mean SurgiVision, Inc., a Delaware corporation, including its successor in interest by merger, consolidation or otherwise.

“Competing Activities” shall have the meaning as set forth in Section 4.2 herein.

“Contingent Payments” shall have the meaning as set forth in Section 3.3 herein.

“Dilution Factor” shall have the meaning as set forth in Section 3.4(c) herein.

“Dispute” shall have the meaning as set forth in Section 6.5 herein.

“Expiration Date” shall mean June 2, 2025.

“Field” shall mean the field of MRI-guided, catheter-based cardiac EP to treat cardiac arrhythmias. For the avoidance of any doubt, the field of MRI-guided, catheter-based EP to treat cardiac arrhythmias includes not only the actual MRI-guided cardiac intervention but also the pre-operative and post-operative planning and/or assessment directly associated with the MRI-guided cardiac intervention; however, it does not include diagnostic, assessment, and triage activity not directly associated with the MRI-guided cardiac intervention (e.g., diagnostic devices and services to assist healthcare professionals and patients evaluate treatment options).

“Good Standing” shall mean that Participant: (a) continues to comply in all material respects with the policies of any hospital at which he is granted admitting and clinical privileges and any university at which he is member of the faculty; and (b) is not debarred, excluded, suspended or otherwise determined to be ineligible to participate in any federal healthcare program as a result of Participant’s affirmative act of malfeasance (e.g., not because of Participant ceasing to work or losing his work status in the United States or any other reason unrelated to malfeasance).

“Liquidity Event” shall mean (a) in the case of the Cardiac EP Business Unit, the sale or other disposition of all or substantially all of (i) the Company’s interest in or (ii) the assets of the Company used in the operation of, the Cardiac EP Business Unit to another Person (other than a transfer to the Company’s Affiliate); and (b) in the case of the Company as a whole, any of the following events:

(i)	the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to the Company’s Affiliate); or

(ii)	a share exchange, merger, takeover (hostile or friendly) or other business combination transaction, wherein less than a majority of the combined voting power of the then outstanding securities of the surviving entity immediately after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction.

“Liquidity Payout” shall have the meaning as set forth in the Introduction herein.

“Participant” shall mean Dr. Nassir F. Marrouche.

“Participation Interest” shall mean the percentage set forth in Participant’s Award Agreement and used to determine the amount of any Liquidity Payout, which percentage shall be subject to adjustment as provided in Section 3.4 herein.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Qualified Financing” shall have the meaning as set forth in Section 3.4(b) herein.

“Rules” shall have the meaning as set forth in Section 6.5 herein.

“Transaction Value” shall have the meaning set forth in Section 3.2(a) or 3.2(b) herein, as the case may be.

2.	ADMINISTRATION

The Plan shall be administered by the Board. The Board shall have the authority, consistent with the terms of the Plan: (a) to calculate and determine the amount of the Transaction Value; (b) to interpret the terms and provisions of the Plan and Participant’s Award Agreement; and (c) to supervise the administration of the Plan as described herein or otherwise. Subject to the foregoing, all decisions made by the Board pursuant to the provisions of the Plan shall be made in the Board’s sole discretion and in good faith and shall be final and binding on all Persons.

3.	LIQUIDITY PAYOUT AMOUNTS

3.1 Award Agreement. Participant’s award under the Plan, shall be evidenced by the Award Agreement entered into between the Company and Participant.

3.2 Liquidity Payout Following Liquidity Event. Upon the occurrence of a Liquidity Event with respect to the Cardiac EP Business Unit or the Company, the Participant’s right to a payment will vest and the Company or its successor in interest, as applicable, will pay to Participant a Liquidity Payout as follows:

(a)	If the Liquidity Event occurs solely with respect to the Cardiac EP Business Unit, a Liquidity Payout will be made to Participant based on the following calculation: (i) the transaction value paid to the Company or its stockholders upon closing of the Liquidity Event (“Transaction Value”), multiplied by (ii) the Participant’s then current Participation Interest.

(b)	If the Liquidity Event occurs with respect to the Company, as a whole, the Board will determine, in consultation with the Company’s financial advisors and Participant, a reasonable allocation of transaction value to the Cardiac EP Business Unit. Based on that allocation to the Cardiac EP Business Unit, a Liquidity Payout will be made to the Participant based on the following calculation: (i) Transaction Value allocated to the Cardiac EP Business Unit, multiplied by (ii) the Participant’s then current Participation Interest.

(c)	If the Company and/or its stockholders receive non-cash consideration in connection with the Liquidity Event, then the Company or its successor in interest, as applicable, may, without obligation, fund the Liquidity Payout with cash and/or such non-cash consideration in the same proportion that the Company and/or its stockholders receive such consideration in connection with the Liquidity Event. Non-cash consideration shall be valued in good faith by the Board, in consultation with the Company’s financial advisors and Participant.

3.3 Payment. A Liquidity Payout resulting from the occurrence of a Liquidity Event will be made within thirty (30) days following the Liquidity Event. In the event that the Company or its stockholders may receive any payments (“Contingent Payments”) after the closing of the Liquidity Event which payments are subject to any substantial contingencies as of the closing which are not within the control of the Company, its stockholders or Participant, then for purposes of computing the Liquidity Payout due within thirty (30) days of the Liquidity Event, the Transaction Value shall not include such Contingent Payments or any estimated value thereof, but the removal of the contingencies to the right of the Company or its stockholders to a Contingent Payment shall be considered a separate vesting event for Participant and shall entitle Participant to a Liquidity Payout within sixty (60) days of such event based on the amount of the Contingent Payment then no longer subject to contingencies.

3.4 Dilution of Participation Interest.

(a)	Participant’s Participation Interest will be equitably reduced to take into account and reflect any direct investment into, or any direct financing of, the Cardiac EP Business Unit (i.e., not an investment in or financing of the Company as a whole). For the avoidance of any doubt, this would include a monetary investment in the Cardiac EP Business Unit by the Company in lieu of third-party financing.

(b)	Participant’s Participation Interest will be subject to dilution in the event of a Qualified Financing of the Company. A “Qualified Financing” means a financing transaction occurring after the effective date of the Plan in which the Company issues shares of its common stock, or securities convertible (directly or indirectly) into shares of its common stock, in exchange for cash proceeds. Solely as an example and without limiting the generality of the foregoing definition, the initial public offering of shares of the Company’s common stock will constitute a Qualified Financing.

(c)	Following each Qualified Financing, Participant’s Participation Interest will be reduced by multiplying his Participation Interest in effect immediately prior to the Qualified Financing by the Dilution Factor. Such “Dilution Factor” will be calculated in the following manner:

Dilution Factor = 1 – ((Post Shares – Pre Shares) ÷ Post Shares), where:

Pre Shares means the number of Issued and Outstanding Shares immediately prior to the Qualified Financing;

Post Shares means the number of Issued and Outstanding Shares immediately following the Qualified Financing; and

Issued and Outstanding Shares means, as of a given date/time, the total number of shares of the Company’s common stock (a) issued and outstanding, and (b) issuable upon the conversion of any and all outstanding securities convertible into shares of the Company’s common stock, whether then convertible.

4.	ELIGIBILITY FOR LIQUIDITY PAYOUT

4.1 Eligibility. Participant’s right to receive any Liquidity Payout will be subject to and conditioned on the following:

(a)	Participant must disclose this Plan to, and seek the approval of, the University of Utah Conflicts of Interest Committee within ninety (90) days following the effective date of this Plan;

(b)	The University of Utah Conflicts of Interest Committee must review and approve in writing Participant’s participation in this Plan;

(c)	Participant must not engage in any material Competing Activities during the term of the Plan;

(d)	To the extent Participant serves as a consultant to or employee of the Company, the Participant’s consultancy or employment must not be terminated by the Company for cause during the term of the Plan;

(e)	Participant must remain in Good Standing during the term of the Plan; and

(f)	Participant must comply, in all material respects, with applicable disclosure and/or reporting obligations regarding Participant’s relationship with and interest in the Company, during the term of the Plan.

4.2 Competing Activities. For purposes of the Plan, Participant shall be deemed to have engaged in “Competing Activities” if Participant, directly or indirectly through one or more intermediaries, (a) owns (other than ownership of a publicly-held companies in an amount less than 0.1% of the outstanding shares of such company), manages, operates, finances or controls, (b) is employed by or associated with, (c) consults for or otherwise render services to, or (iv) lends his name or credit to, any business whose products, activities or services compete anywhere in the world with products, activities or services (or proposed products, activities or services) of the Cardiac EP Business Unit in the Field. For the avoidance of any doubt, the term “Competing Activities” (i) in no way restricts or inhibits Participant’s ability to engage in the practice of medicine or Participant’s use of any product that is for patient care or treatment, it being understood that Participant directs all medical decisions regarding the care and treatment of his patients and Participant assumes full responsibility for any clinical decisions made in connection with the care and treatment of his patients; and (ii) does not include Participant’s involvement with eCardio Diagnostics, Marrek, the University of Utah or other universities or hospitals (foreign or domestic), so long as those entities’ products, activities or services do not compete in whole or in material part anywhere in the world with products, activities or services (or proposed products, activities or services) of the Cardiac EP Business Unit in the Field.

4.3 Death. In the event of Participant’s death within three (3) years prior to the occurrence of a Liquidity Event, the Company will make any Liquidity Payout resulting from the Liquidity Event to Participant’s estate, assuming Participant otherwise satisfied all of the conditions set forth in Section 4.1 above through the date of his death).

5.	AMENDMENT

At any time prior to the consummation of a Liquidity Event, the Board may amend or alter (a) this Plan and/or (b) Participant’s Award Agreement issued under this Plan. Notwithstanding the foregoing, no amendment or alteration of this Plan or Participant’s Award Agreement shall impair Participant’s rights under this Plan, without Participant’s prior consent.

6.	MISCELLANEOUS

6.1 Taxes. Liquidity Payouts are subject to applicable federal, state, and local withholding taxes. The Company shall withhold from Liquidity Payouts payable under the Plan all income, employment and payroll taxes which, by applicable federal, state or local law, the Company is required to withhold.

6.2 Consultancy Status Not Conferred. The adoption of this Plan and the receipt of an award under this Plan shall not confer upon Participant any right to continued consultancy with the Company or its subsidiaries, as the case may be, nor shall it interfere in any way with the right of the Company or its subsidiaries to terminate the Participant’s consultancy.

6.3 Governing Law. The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

6.4 Successors. In the event of any merger, consolidation or other similar event involving the Company, the provisions of the Plan shall be binding upon the surviving or resulting entity of such transaction.

6.5 Arbitration. Any controversy, claim or dispute arising out of, in connection with or relating to this Plan or any Incentive Award Agreement (“Dispute”), which cannot otherwise be resolved through good faith negotiations between the parties, may be submitted by either the Company or Participant to binding arbitration in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), except as such rules conflict with the provisions of this Section, in which case the provisions of this Section shall control. The Dispute shall be submitted to binding arbitration before three (3) arbitrators in Memphis, Tennessee under the AAA’s Commercial Arbitration Rules (the “Rules”) as modified or supplemented hereby. Within ten (10) days after commencement of any arbitration proceeding, as provided herein, the Company shall choose an arbitrator, and Particpant shall choose an arbitrator. Thereafter, a third neutral arbitrator shall be selected by the two (2) arbitrators chosen by the parties. If the arbitrators chosen by the parties cannot agree upon the neutral arbitrator within ten (10) business days after their appointment, then, in any such event, the neutral arbitrator shall be selected, pursuant to the Rules. The costs of the arbitration, including the fees and expenses of the arbitrators, shall be shared equally by the parties, but each party shall be responsible for its own costs, including attorneys and witness fees, incurred by that party in the arbitration proceedings. In rendering an award, the parties agree that the arbitrators shall not have any power or authority to modify any provisions of the Plan or Participant’s Award Agreement, and in no event shall the arbitrator have the power or authority to make awards that provide for damages expressly excluded or limited by the same. The arbitration award shall be in writing and shall specify the factual or legal basis for the award.

A judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Nothing in this Section shall be construed to prevent any party from instituting legal proceedings to seek a temporary restraining order or other temporary or preliminary injunctive relief to prevent immediate and irreparable harm to such party, and for which monetary damages would be inadequate, pending final resolution of a Dispute pursuant to this Section. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder or to obtain interim relief, and except as reasonably necessary to comply with any applicable law, rule, regulation of any governmental authority or securities exchange, neither party may, nor may the arbitrator, disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties. The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14, except as modified hereby, shall govern the interpretation and enforcement of this Section. THE PARTIES ACKNOWLEDGE AND AGREE THAT IN AGREEING TO SUBMIT ALL DISPUTES TO BINDING ARBITRATION, THEY ARE IRREVOCABLY WAIVING ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY CLAIM RELATING TO THIS AGREEMENT.

6.6 No Trust. The amounts to be paid in respect of the Plan shall not constitute or be treated as a trust of any kind. The Company shall not be required to fund or otherwise segregate assets to be used for the payment of a Liquidity Payout under the Plan. The Company shall make such payments only out of its general assets, and, therefore, the Company’s obligation to make such payments shall be subject to any claims of its other creditors having priority as to its assets. Participant’s rights under the Plan are solely those of a general unsecured creditor of the Company and are subject to forfeiture under the terms hereof and under Participant’s Award Agreement. If the Company designates any assets to pay its liabilities hereunder, such assets shall at all times remain the property of the Company, and Participant shall not have any property interest in such assets.

6.7 Interpretation. The Board, acting in good faith, shall have discretion to interpret the Plan and Participant’s Award Agreement. The Board’s interpretation and actions hereunder, if made in the exercise of good faith discretion and not in an arbitrary and capricious manner, shall be conclusive and binding upon all Persons for all purposes. Neither the Company nor any of its directors, officers or employees (including members of the Board) shall be liable to Participant or any other Person for any action taken in connection with the interpretation of the Plan or Participant’s Award Agreement.

6.8 No Right of Equity Ownership. Neither the Plan nor Participant’s Award Agreement grants to Participant any right or privilege of equity ownership in the Company.

6.9 Assignment. Participant’s rights under the Plan and his Award Agreement may not be transferred, conveyed, encumbered or assigned, whether voluntarily or involuntarily

6.10 Section 409A Compliance. The foregoing provisions of this Plan are intended to cause the Plan to conform with the requirements of a plan providing only for short-term deferrals as provided in Treasury Regulation §1.409A-1(b)(4), as amended from time to time or to any successor provision, and the provisions of this Plan shall be construed in accordance with that intention. If any provision of this Plan shall be inconsistent or in conflict with any applicable requirements for a short-term deferral plan, then such requirement shall be deemed to override and supersede the inconsistent or conflicting provision, and any required provision of a short-term deferral plan that is omitted from this Plan shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed to be a part of this Plan to the same extent as though expressly set forth herein. To the extent permissible under Treasury Regulation §1.409A-1(b)(4)(ii), the payments may be delayed within the discretion of the Board on the following grounds: (a) it is administratively impracticable to make the payment by the regular payment date due to unforeseeable reasons; (b) the payment would jeopardize the Company’s ability to continue as a going concern; (c) the payment is reasonably anticipated not to be deductible under Section 162(m) of the Code due to circumstances that a reasonable person would not have anticipated; or (d) such other grounds as may be from time to time be permissible under the foregoing regulation; provided, however, any delayed payment shall be made within the period required under the foregoing regulation.

7.	EFFECTIVENESS OF PLAN, PLAN TERMINATION

This Plan shall become effective on June 2, 2010, and shall expire and terminate, together with the Award Agreement, upon the earlier to occur of (a) the Expiration Date, or (b) the consummation of a Liquidity Event of the Cardiac EP Business Unit or the Company; provided, however, that upon the occurrence of such Liquidity Event, the terms of the Plan (and the Award Agreement) shall survive to the extent, but only to the extent, necessary for the Company to satisfy its obligations to Participant hereunder.